Exhibit 1
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
This announcement is for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities. This announcement is not an offer for sale or a sale of the Company’s shares or ADSs in the United States. Securities may not be offered or sold in the United States absent registration or an exemption from registration under the U.S. Securities Act.

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
PROPOSED OFF-MARKET SHARE REPURCHASE
Financial Adviser to the Company
This announcement is made pursuant to Listing Rule 13.09.
On 25 September 2009, the Company received a conditional irrevocable offer from SKT for the sale by SKT to the Company of 899,745,075 Shares, being all the Shares owned by SKT and representing approximately 3.79% of the issued share capital of the Company as at the date of this announcement, by way of an off-market share repurchase by the Company. The consideration for the Share Repurchase is HK$9,991,669,057.87, being HK$11.105 for each Repurchase Share, and is payable in cash.
The SKT Offer is conditional upon the satisfaction of the following conditions:
(a)	the Executive having granted, and not having withdrawn, its approval of the Share Repurchase under Rule 2 of the Repurchase Code and all the conditions (if any) of such approval having been satisfied;
(b)
the approval of the Share Repurchase and the Share Repurchase Agreement by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM in accordance with the requirements of the Repurchase Code, the Listing Rules and the Companies Ordinance;

(c)	the approval of the Share Repurchase by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules;
(d)
the execution of the Share Repurchase Agreement by the Company and SKT on the date of the EGM as soon as practicable following the approval of the Share Repurchase and the Share Repurchase Agreement by the Independent Shareholders at the EGM; and

(e)
the delivery by Netcom BVI to SKT of the Netcom Voting Undertaking by no later than one day following the date of the SKT Offer and such voting undertaking remaining valid and enforceable and not lapse otherwise than in accordance with its terms.

None of the SKT Offer Conditions can be waived. The Netcom Voting Undertaking was delivered to SKT on 25 September 2009.
The Share Repurchase will be made on and subject to the terms of the Share Repurchase Agreement. As the Company is a company incorporated under the laws of Hong Kong, it is required under the Companies Ordinance to include together with the notice of the EGM a copy of the proposed Share Repurchase Agreement to enable the Shareholders to consider the terms of the Share Repurchase. Accordingly, the Share Repurchase Agreement cannot be entered into by the Company before it has been approved by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM.
Subject to the satisfaction of the SKT Offer Conditions, the Company will enter into the Share Repurchase Agreement with SKT. The Share Repurchase as contemplated in the Share Repurchase Agreement will be conditional upon the satisfaction of the SKT Offer Conditions referred to in paragraphs (a) to (c) above. None of the Share Repurchase Conditions can be waived and each of them will have been satisfied at the time the Share Repurchase Agreement is entered into by the Company and SKT.
The SKT Offer will lapse upon the earliest to occur of the following events:
(a)	the non-satisfaction of the SKT Offer Conditions;
(b)	the delivery of a written confirmation by the Company to SKT that the SKT Offer Conditions have been satisfied and the execution of the Share Repurchase Agreement by the Company and SKT; and

(c)	5:00 p.m. (Hong Kong time) on 6 November 2009.
If completion of the Share Repurchase does not take place on or before 5:00 p.m. (Hong Kong time) on 10 November 2009 (or such other time and date as the Company and SKT may agree in writing), the Share Repurchase Agreement will terminate.
The Company has sufficient distributable profits as required under the Companies Ordinance to effect the Share Repurchase.

Following Completion, the Repurchase Shares will be cancelled and SKT will cease to hold any Shares. The percentage shareholding interest of all other Shareholders in the issued share capital of the Company will be proportionately increased following the cancellation of the Repurchase Shares and the resulting reduction in the number of issued Shares. Following Completion, the interest of the Unicom Concert Party Group in the issued share capital of the Company will increase from approximately 70.41% as at the date of this announcement to approximately 71.01% (assuming completion of the Telefónica Subscription) and 73.18% (assuming completion of the Telefónica Subscription does not take place). Accordingly, the Share Repurchase will not result in a mandatory offer obligation on the Unicom Concert Party Group under Rule 26 of the Takeovers Code.
As at the date of this announcement, there are 23,767,925,322 Shares in issue. Assuming the completion of the issue of 693,912,264 Shares (without adjustment) to Telefónica pursuant to the Telefónica Subscription and assuming no other changes in the number of Shares in issue, there will be 24,461,837,586 Shares in issue prior to Completion, which will be reduced to 23,562,092,511 Shares immediately following Completion. If completion of the Telefónica Subscription does not take place, assuming no other changes in the number of Shares in issue, immediately following Completion, the number of Shares in issue will be reduced to 22,868,180,247 Shares.
The Share Repurchase will constitute an off-market share repurchase and must be approved by the Executive pursuant to Rule 2 of the Repurchase Code. Such approval, if given, will be conditional upon, amongst others, the approval of the Share Repurchase by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM. An application will be made to the Executive for approval of the Share Repurchase pursuant to Rule 2 of the Repurchase Code.
As required by the Repurchase Code, SKT and the persons acting in concert with SKT will abstain from voting on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.
The Independent Board Committee, comprising Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming, being all of the independent non-executive Directors, and Mr. Cesareo Alierta Izuel, a non-executive Director, has been established to advise the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement. Mr. Jung Man Won, a non-executive Director, is not a member of the Independent Board Committee as he is the President and Chief Executive Officer of SKT.
An independent financial adviser will be appointed to advise the Independent Board Committee and the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement. An announcement will be made by the Company when the independent financial adviser has been appointed.
A circular containing, amongst others, further details of the SKT Offer, the Share Repurchase, a letter from the Independent Board Committee to the Independent Shareholders, a letter from the independent financial adviser to the Independent Board Committee and the Independent Shareholders and a notice convening the EGM will be despatched to the Shareholders as soon as practicable after the date of this announcement.

The SKT Offer and the Share Repurchase are subject to the satisfaction of the conditions set out in this announcement. Shareholders, holders of ADSs and potential investors are advised to exercise caution when dealing in the Shares, ADSs and other securities of the Company.
This announcement is made pursuant to Listing Rule 13.09.
1.	THE SHARE REPURCHASE
The Board announces that on 25 September 2009, the Company received a conditional irrevocable offer from SKT for the sale by SKT to the Company of all the Shares owned by SKT, representing approximately 3.79% of the issued share capital of the Company as at the date of this announcement, by way of an off-market share repurchase by the Company.
(A)	The SKT Offer
Date
25 September 2009
Party
SKT
Conditions of the SKT Offer
The SKT Offer is conditional upon the satisfaction of the following conditions (the “SKT Offer Conditions”):
(a)	the Executive having granted, and not having withdrawn, its approval of the Share Repurchase under Rule 2 of the Repurchase Code and all the conditions (if any) of such approval having been satisfied;
(b)
the approval of the Share Repurchase and the Share Repurchase Agreement by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM in accordance with the requirements of the Repurchase Code, the Listing Rules and the Companies Ordinance;

(c)	the approval of the Share Repurchase by the shareholders of Unicom A Share Company in accordance with applicable laws, regulations and listing rules;
(d)
the execution of the Share Repurchase Agreement by the Company and SKT on the date of the EGM as soon as practicable following the approval of the Share Repurchase and the Share Repurchase Agreement by the Independent Shareholders at the EGM; and

(e)
the delivery by Netcom BVI to SKT of the Netcom Voting Undertaking by no later than one day following the date of the SKT Offer and such voting undertaking remaining valid and enforceable and not lapse otherwise than in accordance with its terms.

None of the SKT Offer Conditions can be waived.

Netcom Voting Undertaking
The Netcom Voting Undertaking was delivered to SKT on 25 September 2009. Pursuant to the Netcom Voting Undertaking, Netcom BVI has given an irrevocable undertaking in favour of SKT to vote in favour of all resolutions to approve the Share Repurchase and the Share Repurchase Agreement and any related matters necessary for the Company to execute, deliver and perform its obligations under the Share Repurchase Agreement to be proposed at the EGM in respect of the 7,008,353,114 Shares legally and beneficially owned by it, representing approximately 29.49% of the issued share capital of the Company as at the date of this announcement. Under the terms of the Netcom Voting Undertaking, the irrevocable undertaking from Netcom BVI will lapse if (a) the Share Repurchase and the Share Repurchase Agreement are not approved by the Independent Shareholders at the EGM or (b) the SKT Offer lapses in accordance with its terms.
Lapse of the SKT Offer
The SKT Offer will lapse upon the earliest to occur of the following events:
(a)	the non-satisfaction of the SKT Offer Conditions;
(b)	the delivery of a written confirmation by the Company to SKT that the SKT Offer Conditions have been satisfied and the execution of the Share Repurchase Agreement by the Company and SKT; and
(c)	5:00 p.m. (Hong Kong time) on 6 November 2009.
(B)	The Share Repurchase Agreement
The Share Repurchase will be made on and subject to the terms of the Share Repurchase Agreement, the form of which is attached to the SKT Offer. The terms of the Share Repurchase Agreement were determined following arm’s length commercial negotiations between the Company and SKT.
Parties
The Company and SKT
Date of Execution
As the Company is a company incorporated under the laws of Hong Kong, it is required under the Companies Ordinance to include together with the notice of the EGM a copy of the proposed Share Repurchase Agreement to enable the Shareholders to consider the terms of the Share Repurchase.
Accordingly, the Share Repurchase Agreement cannot be entered into by the Company before it has been approved by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM.
Subject to the satisfaction of the SKT Offer Conditions, the Company will enter into the Share Repurchase Agreement with SKT.

Number of Repurchase Shares
899,745,075 Shares, being all the Shares owned by SKT and representing approximately 3.79% of the issued share capital of the Company as at the date of this announcement.
Consideration
The consideration for the Share Repurchase is HK$9,991,669,057.87, being HK$11.105 for each Repurchase Share (the “Repurchase Price”), and is payable in cash.
The Repurchase Price was determined following arm’s length commercial negotiations between the Company and SKT, taking into account the movements in the price of the Shares over a period of time and prevailing market conditions.
The Repurchase Price represents:
(a)	a discount of approximately 1.4% to the closing price of HK$11.26 per Share as quoted on the Hong Kong Stock Exchange on the Last Trading Day;
(b)
a discount of approximately 0.2% to the average closing price of HK$11.13 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the five consecutive trading days immediately prior to and including the Last Trading Day;

(c)
a discount of approximately 2.1% to the average closing price of HK$11.34 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the ten consecutive trading days immediately prior to and including the Last Trading Day;

(d)
a discount of approximately 0.04% to the average closing price of HK$11.11 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 20 consecutive trading days immediately prior to and including the Last Trading Day; and

(e)
a premium of approximately 1.0% over the average closing price of HK$10.99 per Share based on the daily closing prices of the Shares as quoted on the Hong Kong Stock Exchange for the 30 consecutive trading days immediately prior to and including the Last Trading Day.

Conditions to Completion
Completion will be conditional upon the satisfaction of the SKT Offer Conditions referred to in paragraphs (a) to (c) in section 1(A) above headed “The SKT Offer — Conditions of the SKT Offer” (the “Share Repurchase Conditions”). None of the Share Repurchase Conditions can be waived and each of them will have been satisfied at the time the Share Repurchase Agreement is entered into by the Company and SKT.
If the SKT Offer Conditions and the Share Repurchase Conditions are not satisfied by 5:00 p.m. (Hong Kong time) on 6 November 2009, the Share Repurchase Agreement will not be entered into by the Company and SKT and the Share Repurchase will not proceed.

Completion
Subject to the satisfaction of the SKT Offer Conditions and the Share Repurchase Conditions, Completion will take place on the third business day following the date on which the Share Repurchase Agreement is entered into by the Company and SKT (or such other date as the Company and SKT may agree in writing). If Completion does not take place on or before 5:00 p.m. (Hong Kong time) on 10 November 2009 (or such other time and date as the Company and SKT may agree in writing), the Share Repurchase Agreement will terminate.
Resignation of Mr. Jung Man Won as a Director
Mr. Jung Man Won, a non-executive Director and the President and Chief Executive Officer of SKT, will resign as a Director on Completion.
(C)	Funding the Share Repurchase
The Company will fund the Share Repurchase from the Company’s available cash flow, working capital facilities and/or external financing.
Under the Companies Ordinance, any repurchase of Shares by the Company may only be made out of the Company’s distributable profits, being the Company’s accumulated, realised profits, so far as not previously utilised by distribution or capitalisation, less its accumulated, realised losses, so far as not previously written off in a reduction or reorganisation of capital duly made.
The Company has sufficient distributable profits as required under the Companies Ordinance to effect the Share Repurchase.
2.	REASONS FOR AND BENEFITS OF THE SHARE REPURCHASE
The management of the Company is confident of the Company’s development. The Share Repurchase would be beneficial for maximising the value of Shareholders’ investment in the Company. Based on the foregoing, the Directors (excluding the members of the Independent Board Committee whose views will be set out in the circular to be despatched to the Shareholders, after taking into account the advice of the independent financial adviser) are of the view that the terms of the Share Repurchase are fair and reasonable and in the interests of the Shareholders as a whole.
3.	EFFECTS OF THE SHARE REPURCHASE ON THE SHAREHOLDING STRUCTURE OF THE COMPANY
Following Completion, the Repurchase Shares will be cancelled and SKT will cease to hold any Shares. The percentage shareholding interest of all other Shareholders in the issued share capital of the Company will be proportionately increased following the cancellation of the Repurchase Shares and the resulting reduction in the number of issued Shares.

Following Completion, the interest of the Unicom Concert Party Group in the issued share capital of the Company will increase from approximately 70.41% as at the date of this announcement to approximately 71.01% (assuming completion of the Telefónica Subscription) and 73.18% (assuming completion of the Telefónica Subscription does not take place). Accordingly, the Share Repurchase will not result in a mandatory offer obligation on the Unicom Concert Party Group under Rule 26 of the Takeovers Code.
As at the date of this announcement, there are 23,767,925,322 Shares in issue. Assuming the completion of the issue of 693,912,264 Shares (without adjustment) to Telefónica pursuant to the Telefónica Subscription and assuming no other changes in the number of Shares in issue, there will be 24,461,837,586 Shares in issue prior to Completion, which will be reduced to 23,562,092,511 Shares immediately following Completion. If completion of the Telefónica Subscription does not take place, assuming no other changes in the number of Shares in issue, immediately following Completion, the number of Shares in issue will be reduced to 22,868,180,247 Shares.
Following Completion, not less than 10% of the Shares in issue will remain in the hands of the public as required under Listing Rule 8.08.
The following table illustrates the shareholding structure of the Company (a) as at the date of this announcement, (b) immediately following Completion and assuming completion of the Telefónica Subscription and (c) immediately following Completion and assuming completion of the Telefónica Subscription does not take place, and in each case assuming all of the outstanding Options which are exercisable into 413,074,166 Shares are not exercised:

					Following Completion and
			Following Completion and		assuming completion of the
	As at the date of this		assuming completion of the		Telefónica Subscription does not
	announcement		Telefónica Subscription(4)		take place(4)
	Number of	Approximate	Number of	Approximate	Number of	Approximate
Shareholder	Shares	%	Shares	%	Shares	%

Unicom Concert Party Group(1)
Unicom BVI	9,725,000,020	40.92	9,725,000,020	41.27	9,725,000,020	42.53
Netcom BVI(2)	7,008,353,115	29.49	7,008,353,115	29.74	7,008,353,115	30.65

Sub-total	16,733,353,135	70.41	16,733,353,135	71.01	16,733,353,135	73.18

Public Shareholders
Telefónica	1,278,403,444	5.38	1,972,315,708	8.37	1,278,403,444	5.59
SKT	899,745,075	3.79	—	—	—	—
Other public Shareholders(3)	4,856,423,668	20.42	4,856,423,668	20.62	4,856,423,668	21.23

Sub-total	7,034,572,187	29.59	6,828,739,376	28.99	6,134,827,112	26.82

Total	23,767,925,322	100.00	23,562,092,511	100.00	22,868,180,247	100.00

Notes:

(1)
Unicom BVI and Netcom BVI are persons acting in concert under the Takeovers Code in respect of their aggregate approximately 70.41% shareholding interest in the Company by virtue of a concert party agreement entered into by them on 22 September 2008 pursuant to which they have agreed to cooperate actively to obtain or consolidate control of the Company and are also presumed to be acting in concert with each other in respect of the Company pursuant to class (1) of the definition of “acting in concert” in the Takeovers Code as they are both ultimately controlled by Unicom Parent.

(2)
The number of Shares shown in the table (a) excludes the 225,722,791 Shares held by Netcom BVI as trustee on behalf of a PRC state-owned entity and in respect of which Netcom BVI does not control any of the voting rights relating to such Shares and (b) includes the one Share held by CNC Cayman, Limited, a wholly-owned subsidiary of Netcom BVI.

(3)	The number of Shares shown in the table includes the 225,722,791 Shares held by Netcom BVI as trustee referred to in footnote (2) above.

(4)
Completion of the Telefónica Subscription is subject to the satisfaction (or, if applicable, waiver) of certain conditions on or before 7 November 2009 (or such other date as the Company and Telefónica may agree in writing). Details of the Telefónica Subscription are set out in the announcement made by the Company on 6 September 2009.

4.	INFORMATION ON THE COMPANY
The Company was incorporated in Hong Kong with limited liability on 8 February 2000. The Company, through its subsidiaries, is principally engaged in GSM and 3G cellular business and value-added services, fixed-line voice and value-added services, fixed-line broadband, data communications services and other telecommunication business in all of the 31 provinces, municipalities and autonomous regions in China.
On 7 January 2009, Unicom Parent was granted the licence to operate 3G digital cell business with WCDMA technology by the Ministry of Industry and Information Technology of the PRC (“MIIT”). MIIT has granted approval for Unicom Parent to license China United Network Communications Corporation Limited, a wholly-owned subsidiary of the Company, to operate 3G digital cell business with WCDMA technology nationwide in China.
The Shares were listed on the Hong Kong Stock Exchange on 22 June 2000 (Hong Kong time) and the Company’s ADSs were listed on the New York Stock Exchange on 21 June 2000 (New York time).
5.	INFORMATION ON SKT
SKT is a company incorporated in the Republic of Korea with limited liability, whose shares are listed on the Stock Market Division of the Korea Exchange and whose ADSs are listed on the New York Stock Exchange. SKT is Korea’s leading wireless telecommunications services provider and is engaged in the commercial development and provision of high speed wireless data and Internet services.
6.	IMPLICATIONS UNDER THE REPURCHASE CODE
The Share Repurchase will constitute an off-market share repurchase and must be approved by the Executive pursuant to Rule 2 of the Repurchase Code. Such approval, if given, will be conditional upon, amongst others, the approval of the Share Repurchase by at least three-fourths of the votes cast on a poll by the Independent Shareholders in attendance in person or by proxy at the EGM. An application will be made to the Executive for approval of the Share Repurchase pursuant to Rule 2 of the Repurchase Code.
As required by the Repurchase Code, SKT and the persons acting in concert with SKT will abstain from voting on the resolution to approve the Share Repurchase and the Share Repurchase Agreement at the EGM.

7.	GENERAL
The Independent Board Committee, comprising Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming, being all of the independent non-executive Directors, and Mr. Cesareo Alierta Izuel, a non-executive Director, has been established to advise the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement. Mr. Jung Man Won, a non-executive Director, is not a member of the Independent Board Committee as he is the President and Chief Executive Officer of SKT.
An independent financial adviser will be appointed to advise the Independent Board Committee and the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement. An announcement will be made by the Company when the independent financial adviser has been appointed.
A circular containing, amongst others, further details of the SKT Offer, the Share Repurchase, a letter from the Independent Board Committee to the Independent Shareholders, a letter from the independent financial adviser to the Independent Board Committee and the Independent Shareholders and a notice convening the EGM will be despatched to the Shareholders as soon as practicable after the date of this announcement.
CICC is the financial adviser to the Company in connection with the Share Repurchase.
The SKT Offer and the Share Repurchase are subject to the satisfaction of the conditions set out in this announcement. Shareholders, holders of ADSs and potential investors are advised to exercise caution when dealing in the Shares, ADSs and other securities of the Company.
8.	DEFINITIONS
In this announcement, unless the context otherwise requires, the following expressions have the following meanings:

“acting in concert”	has the meaning given to it in the Takeovers Code

“ADSs”	American Depositary Shares

“Board”	the board of Directors

“CICC”	China International Capital Corporation Hong Kong Securities Limited, the financial adviser to the Company in connection with the Share Repurchase

“Companies Ordinance”	the Companies Ordinance (Chapter 32 of the Laws of Hong Kong)

“Company”
China Unicom (Hong Kong) Limited (), a company incorporated in Hong Kong with limited liability and whose shares and ADSs are listed on the Hong Kong Stock Exchange and the New York Stock Exchange, respectively

“Completion”	completion of the Share Repurchase in accordance with the terms and conditions of the Share Repurchase Agreement

“Directors”	directors of the Company

“EGM”	an extraordinary general meeting of the Company to be convened for the Independent Shareholders to consider and, if thought fit, approve the Share Repurchase and the Share Repurchase Agreement

“Executive”	the Executive Director of the Corporate Finance Division of the Securities and Futures Commission or any delegate of the Executive Director

“HK$”	Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange”	The Stock Exchange of Hong Kong Limited

“Independent Board Committee”
the independent committee of the Board, comprising Mr. Wu Jinglian, Mr. Cheung Wing Lam Linus, Mr. Wong Wai Ming, Mr. John Lawson Thornton and Mr. Timpson Chung Shui Ming, being all of the independent non-executive Directors, and Mr. Cesareo Alierta Izuel, a non-executive Director, which has been established to advise the Independent Shareholders on the Share Repurchase and the Share Repurchase Agreement

“Independent Shareholders”	Shareholders other than SKT, persons acting in concert with SKT and persons who are not entitled to vote at the EGM under the Repurchase Code, the Listing Rules and/or applicable laws

“Last Trading Day”	25 September 2009, being the last trading day immediately before the date of this announcement

“Listing Rules”	the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange

“Netcom BVI”	China Netcom Group Corporation (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Parent holds a 100% equity interest

“Netcom Voting Undertaking”
the irrevocable voting undertaking from Netcom BVI in favour of SKT pursuant to which Netcom BVI has undertaken to SKT to vote in favour of all resolutions to approve the Share Repurchase and the Share Repurchase Agreement and any related matters necessary for the Company to execute, deliver and perform its obligations under the Share Repurchase Agreement to be proposed at the EGM

“Options”	options to subscribe for Shares granted by the Company pursuant to the share option schemes adopted by the Company

“PRC” or “China”	the People’s Republic of China

“Repurchase Code”	the Hong Kong Code on Share Repurchases

“Repurchase Shares”	the 899,745,075 Shares legally and beneficially owned by SKT, representing approximately 3.79% of the issued share capital of the Company as at the date of this announcement

“Share Repurchase”	the purchase by the Company of the Repurchase Shares from SKT by means of an off-market share repurchase on the terms and conditions of the Share Repurchase Agreement

“Share Repurchase Agreement”	the agreement to be entered into between the Company and SKT in relation to the sale and purchase of the Repurchase Shares

“Shareholders”	the shareholders of the Company

“Shares”	ordinary shares of HK$0.10 each in the capital of the Company

“SKT”
SK Telecom Co., Ltd., a company incorporated in the Republic of Korea with limited liability, whose shares are listed on the Stock Market Division of the Korea Exchange and whose ADSs are listed on the New York Stock Exchange

“SKT Offer”
the conditional irrevocable offer made by SKT to the Company dated 25 September 2009 in relation to the sale by SKT to the Company of the Repurchase Shares on the terms and conditions of the Share Repurchase Agreement

“Takeovers Code”	the Hong Kong Code on Takeovers and Mergers

“Telefónica”	Telefónica, S.A., a company incorporated in Spain

“Telefónica Subscription”
the proposed subscription by Telefónica of 693,912,264 new Shares at a price of HK$11.17 each (subject to adjustment) pursuant to the subscription agreement dated 6 September 2009 entered into between the Company and Telefónica, details of which are set out in the announcement made by the Company on 6 September 2009

“Unicom A Share Company”
(China United Network Communications Limited), a company incorporated in the PRC with limited liability in which Unicom Parent holds a 61.05% equity interest, whose shares are listed on the Shanghai Stock Exchange

“Unicom BVI”
China Unicom (BVI) Limited, a company incorporated in the British Virgin Islands in which Unicom Parent holds a 17.9% equity interest and Unicom A Share Company holds a 82.1% equity interest, and the immediate controlling shareholder of the Company

“Unicom Concert Party Group”	Unicom BVI, Netcom BVI and the persons acting in concert with them

“Unicom Parent”	(China United Network Communications Group Company Limited), a state-owned enterprise established under the laws of the PRC and the ultimate parent company of the Company

As at the date of this announcement, the Board comprises:

Executive Directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive Directors:	Cesareo Alierta Izuel and Jung Man Won

Independent Non-executive Directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming

By Order of the Board CHINA UNICOM (HONG KONG) LIMITED CHU KA YEE Company Secretary
Hong Kong, 28 September 2009
The Directors jointly and severally accept full responsibility for the accuracy of the information contained in this announcement and confirm, having made all reasonable inquires, that to the best of their knowledge, opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement, the omission of which would make any statement in this announcement misleading.